Exhibit 10.8

TIMKENSTEEL CORPORATION

ANNUAL PERFORMANCE AWARD PLAN

(Effective as of June 30, 2014)

Purpose

The purpose of the TimkenSteel Corporation Annual Performance Award Plan (the “Plan”) is to promote the profitable growth of TimkenSteel Corporation (the “Company”) by:

•	Recognizing Corporate, Business Unit and Individual performance achievement.

•	Attracting, motivating and retaining superior talent.

Administration

It is the responsibility of senior management of the Company to execute the provisions of the Plan. Based on senior management recommendations, the Compensation Committee (the “Committee”) approves financial goals, participation, target incentive awards, actual incentive awards, timing of payment and other actions necessary to the administration of the Plan.

Participation

The participant group includes Company executive officers and other key employees of the Company and its subsidiaries who are designated as participants by the Committee or its designee.

Incentive Opportunity

Each position is assigned a target incentive expressed as a percentage of annual base salary. The targets are based on market data for companies that are similar for compensation purposes, including companies of similar size and similar industries. The targets are reviewed annually by management, and the Committee will approve all target incentives for officers.

The full target incentive opportunity represents an appropriate incentive award if performance standards are met for Corporate, Business Unit and Individual results.

Incentive funds for the established components—Corporate and Business Unit— will be developed independently based on performance achievement versus the goal(s) for each component. The actual value of each component can range from 0% to 200% of target based on performance.

For most participants, the total incentive will be the sum of the amounts for Corporate and Business Unit results multiplied by the Individual results. The weightings for each component can vary dependent on the assigned grades for participants.

The allocations to Corporate, Business Unit and Individual performance will be reviewed annually and changes to the allocations will be determined by senior management.

Performance Measures

Corporate and Business Unit Components

The primary Corporate and Business Unit performance measure is Return on Invested Capital, one measure of which is Earnings Before Interest and Taxes (EBIT) divided by Beginning Invested Capital (BIC).

At the beginning of each year (or, in the case of the year in which this Plan becomes effective, no later than the 60th day after the initial effective date of the Plan), the Committee will specify the EBIT/BIC and other financial or non-financial performance measures to be used to evaluate Corporate and Business Unit performance for the coming year. Potential performance measures include, but are not limited to:

•	Cash flow (including free cash flow)

•	Comparisons with various stock market indices

•	Continuous improvement

•	Cost of capital

•	Customer service

•	Debt reduction

•	Earnings growth (including earnings per share and earnings before interest and taxes)

•	Financial performance exceeding that of peer/competitor companies

•	Gross profits

•	Improvement of shareholder return

•	Inventory management

•	Net income

•	Productivity improvement

•	Profit after taxes

•	Quality

•	Recruitment and development of excellent associates with emphasis on diversity

•	Reduction of fixed costs

•	Return on assets

•	Return on equity

•	Return on invested capital (EBIT/BIC)

•	Sales from new products

•	Sales growth

•	Successful start-up of new facility

•	Successful acquisition/divestiture

•	Working capital

•	Economic profit

For the Corporate and Business Unit components of the Plan, the size of the award will be determined by the degree to which targets are achieved for each measure within that component. Awards for Corporate and Business Unit performance that falls between threshold, target and maximum will be interpolated unless established otherwise at the beginning of the plan year.

If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Corporation, the manner in which it conducts business or other events or circumstances render the performance objectives to be unsuitable, the Committee may modify such performance objectives or the related minimum acceptable level of achievement, in whole or in part, as the Committee deems appropriate.

Individual Component

Individual performance goals will be established for each participant consistent with the Company’s performance management process. The participant’s supervisor will assess the participant’s performance against these goals and make a determination of the Individual multiplier to be applied to the sum of the Corporate and Business Unit awards. While the Individual multiplier can range from 0% to 130% for a specific individual, the sum of all Individual incentive awards for all participants must not exceed 100% of the final total fund.

Award Determination

A participant’s incentive award will be determined by adding the value of each of the applicable components (Corporate and Business Unit) times the Individual multiplier once performance is considered. The sum of all participant incentive determinations will equal the Total Fund.

Minimum Performance Requirement

For a payment to be earned for any portion of this Plan, the Company must report a predetermined net profit for the Plan year after taking into account all Plan payments for that year. Once the predetermined profit level is achieved, the Plan will function as outlined. If the predetermined profit level is not achieved, no awards will be paid under the Plan.

Incentive Payments

At the end of the year, senior management will determine whether Corporate performance has exceeded the minimum performance requirement for paying incentives. Senior management will recommend to the Committee the Total Fund based on its assessment of performance achievement at Corporate and Business Unit levels. The Committee may make further adjustments to such management recommendations based on its assessment of financial and non-financial performance.

Awards under the Plan will be paid in cash as soon as practicable after the Committee’s determination of the award payments. For U.S. participants, in no event will the awards be paid later than two and one-half months after the close of the last fiscal year of the Company to which the award relates.

For U.S. participants, one hundred percent of awards under the Plan will be included in pension earnings and earnings for the purpose of calculating 401(k) plan benefits. Awards will not be included for purposes of any other employee benefits plans, except long-term disability.

Recovery of Incentive Payments

If any restatement of any part of the Company’s financial statements for any fiscal year or years due to material noncompliance with any financial reporting requirement under the U.S. securities laws applicable to such fiscal year or years occurs (a “Restatement”) and the Committee determines that a participant is personally responsible for causing the Restatement as a result of the participant’s personal misconduct or any fraudulent activity on the part of the participant, then the Committee has discretion to, based on applicable facts and circumstances and subject to applicable law, cause the Company to recover all or any portion (but no more than 100%) of the incentive payments paid or payable to the participant for some or all of the years covered by the Restatement. The amount of any incentive payments recovered by the Company shall be limited to the amount by which such incentive payments exceeded the amount that would have been paid to or received by the participant had the Company’s financial statements for the applicable restated fiscal year or years been initially filed as restated, as reasonably determined by the Committee.

The Committee shall also determine whether the Company shall effect any recovery by: (a) seeking repayment from the participant; (b) reducing, except with respect to any non-qualified deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended, the amount that would otherwise be payable to the participant under any compensatory plan, program or arrangement maintained by the Corporation (subject to applicable law and the terms and conditions of such plan, program or arrangement); (c) by withholding, except with respect to any non-qualified deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended, payment of future increases in compensation (including the payment of any discretionary bonus amount) that would otherwise have been made to the participant in accordance with the Company’s compensation practices; or (d) by any combination of these alternatives.

No Right to Bonus or Continued Employment

Neither the establishment of the Plan, the provision for or payment of any amounts hereunder nor any action of the Company, the Board of Directors of the Company or the Committee with respect to the Plan shall be held or construed to confer upon any person (a) any legal right to receive, or any interest in, an incentive payment or any other benefit under the Plan or (b) any legal right to continue to serve as an officer or employee of the Company or any subsidiary thereof.

Withholding

The Company shall have the right to withhold, or require a participant to remit to the Company, an amount sufficient to satisfy any applicable federal, state, local or foreign withholding tax requirements imposed with respect to the payment of any incentive payment.

Nontransferability

Except as expressly provided by the Committee, the rights and benefits under the Plan shall not be transferable or assignable other than by will or the laws of descent and distribution.

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